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                                                                 Exhibit (l)(18)

                               PURCHASE AGREEMENT

             The RBB Fund, Inc. (the "Fund"), a Maryland corporation, and Schneider Capital Management Company ("Schneider Capital") intending to be legally bound, hereby agree with each other as follows:

             1. The Fund hereby offers Schneider Capital and Schneider Capital hereby purchases $10.00 worth of shares of Class PPP Common Stock of the Schneider Value Fund (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at price per Share of $10.00.

             2. The Fund hereby acknowledges receipt from Schneider Capital of funds in the amount of $10.00 in full payment for the Shares.

             3. Schneider Capital represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

             4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 30th day of September, 2002.

                                    THE RBB FUND, INC.


                                    By:      /s/ Edward J. Roach
                                             -------------------
                                    Name:    Edward J. Roach
                                    Title:   President

                                    SCHNEIDER CAPITAL MANAGEMENT COMPANY


                                    By:   /s/ Steven J. Fellin
                                          --------------------
                                    Name:  Steven J. Fellin
                                    Title: Vice President and CFO